EXHIBIT 15.1





June 20, 1996
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Dear Sirs:

     We are aware that Conrail Inc. has incorporated by reference our report dated April 17, 1996 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in its Registration Statement on Form S-8 to be filed on or about June
20, 1996.

     We are also aware of our responsibilities under the Securities Act of 1933 and that pursuant to Rule 436(c) our report dated April 17, 1996 shall not be considered part of a registration statement prepared by or certified by us within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Very truly yours,


Price Waterhouse LLP
Thirty South Seventeenth Street
Philadelphia, PA   19103